Filed pursuant to Rule 424(b)(3)
Registration No. 333-260447
PROSPECTUS SUPPLEMENT NO. 5
(to Prospectus dated November 3, 2021)

BENSON HILL, INC.

Primary Offering of
10,062,500 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
89,628,274 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 3, 2021, as amended (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260447). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K/A filed with the Securities and Exchange Commission on March 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) of up to 89,628,274 shares of our common stock, par value $0.0001 per share (“Common Stock”), including (a) 8,066,000 shares of Common Stock held by Star Peak Sponsor II LLC (the “Sponsor”) and certain of its transferees and (b) 1,996,500 shares of Common Stock held by the Sponsor and certain of its transferees subject to substantially the same terms and restrictions applicable to the Earn Out Shares (as defined in the Prospectus) but which are not held in escrow.

The Prospectus and this prospectus supplement also relate to the issuance by us of up to 10,062,500 shares of Common Stock that are issuable upon exercise of 10,062,500 warrants issued in connection with the initial public offering of Star Peak Corp II (the “Public Warrants”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “BHIL” and “BHIL WS,” respectively. On March 16, 2022, the closing price of our Common Stock was $5.11, and the closing price of our Public Warrants was $0.82.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    March 16, 2022 (December 29, 2021)
BENSON HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39835	85-3374823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 North Warson Rd.
St. Louis, Missouri 63132
(Address of principal executive offices)
(314) 222-8218
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BHIL	The New York Stock Exchange
Warrants exercisable for one share of common stock at an exercise price of $11.50	BHIL WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Explanatory Note

On January 4, 2022, Benson Hill, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) to report the completion of its acquisition of ZFS Creston, LLC (“ZFS Creston”) on December 30, 2021, pursuant to which ZFS Creston became an indirect wholly-owned subsidiary of the Company. This Current Report on Form 8-K/A (this “8-K/A”) amends the Initial Form 8-K in order to include the historical financial statements of the Company and the pro forma financial information required by Item 9.01 of Form 8-K. The pro forma financial information included in this 8-K/A has been presented for informational purposes only, as required by Form 8-K. It does not purport to represent the actual results of operations that the Company and ZFS Creston would have achieved had the companies been combined during the periods presented in the pro forma financial information and is not intended to project the future results of operations that the combined company may achieve after the Company’s acquisition of ZFS Creston. Except as described above, all other information in the Initial Form 8-K remains unchanged.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The historical audited financial statements of ZFS Creston as of October 31, 2020 and 2019 and for each of the years in the two-year period ended October 31, 2020, are filed herewith as Exhibit 99.1 and incorporated herein by reference.

The historical unaudited condensed financial statements of ZFS Creston as of July 31, 2021 and for the nine months ended July 31, 2021 and 2020 are filed herewith as Exhibit 99.2 and incorporated herein by reference.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial statements of the Company and ZFS Creston for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021 are filed herewith as Exhibit 99.3 and incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description
23.1	Consent of Crowe LLP.
99.1	The audited financial statements of ZFS Creston, LLC as of October 31, 2020 and 2019 and for each of the years in the two-year period ended October 31, 2020.
99.2	The unaudited condensed financial statements of ZFS Creston, LLC as of July 31, 2021 and for the nine months ended July 31, 2021 and July 31, 2020.
99.3	Unaudited pro forma condensed combined financial statements of Benson Hill, Inc. and ZFS Creston, LLC for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENSON HILL, INC.

By:	/s/ DeAnn Brunts
DeAnn Brunts
Chief Financial Officer
Date: March 16, 2022